Exhibit 99.1

PEC Solutions, Inc.

FOURTH QUARTER 2003

FINANCIAL RESULTS CONFERENCE CALL SCRIPT

TUESDAY, FEBRUARY 10, 2004

5:30 P.M. EST

John McNeilly

Manager of Investor Relations

Good evening everyone.

Thank you for joining PEC Solutions’ Fourth Quarter 2003 conference call.   I’m John McNeilly, Manager of Media & Investor Relations.

Also present on the call today are:

•                  Dr. David Karlgaard, President and CEO

•                  Paul Rice, Chief Operating Officer;

•                  Stuart Lloyd, Chief Financial Officer; and

•                  Dr. Alan Harbitter, PEC’s Chief Technology Officer

The format of our call is straightforward.  Dave Karlgaard will summarize the key highlights and trends of the quarter.

Stuart Lloyd will then review the quarter’s financial statements and will provide some forward guidance.

Paul Rice will conclude with the company’s key business metrics and future business initiatives.

We’ll then field your questions.

I hope you had an opportunity to review our 4th quarter 2003 earnings release, which was  issued after market today.   If not, you can find the release on our website at www.pec.com, or on any of the standard web financial portals.

I want to remind you that in our prepared remarks and in our answers to your questions today, we may make forward-looking statements that involve risks and uncertainties.  These risks and uncertainties could cause PEC Solutions’ results to differ materially from management’s current expectations and adversely affect the financial condition of the Company.

To read about the company’s specific risks in detail, please refer to our most recent SEC filing – which would be our 2003 10-K/A  — which is accessible via our web site, under our IR link.

I’ll now turn the call over to President Dave Karlgaard.

Dave Karlgaard

CEO and President

Thank you John and good evening everyone.

Before we get into the financial details of this quarter, I’d like to address the status of the class action suit.  I’m happy to tell you that on January 28, the judge granted our motion to dismiss.  He simultaneously denied the plaintiffs’ motion to amend their complaint.

We are gratified with this outcome which confirms our position that these claims were without merit.  The details of the judge’s decision will be forthcoming in his written opinion.

Now I will briefly summarize our fourth quarter financial performance.

We are pleased to report that profit margins for the quarter were strong.   As a result, we achieved the top end of our earnings guidance at $.16 per share.

Revenue for the fourth quarter of 2003 at $41.0 million, was under our initial revenue guidance range for the quarter.  As indicated in our pre-release on January 21, this shortfall in revenue was due to the accumulation of the effects of a number of factors, as discussed in that press release.

Despite the revenue shortfall in the quarter, profitability for 4Q-03 was strong.  Net income for the quarter was $4.7 million.  Our net income margin for the quarter was 11.4%.  Our gross margin and operating margin performance were correspondingly strong.

Revenue for fiscal year 2003 closed at $172 million, down from $182 million in fiscal year 2002.  Net income for fiscal year 2003 closed at $17 million compared to $22 million in fiscal year 2002.  This is the first decline in annual revenue and net income in our nineteen years of being in business.  We have previously talked about the reasons for this that include substantial one-time revenue in 2002 relating to the TSA biometrics contract, delayed appropriations cycles, and the administrative delays resulting from the formation of the new Department of Homeland Security.

We have managed through this period of revenue decline with a focus on sustaining our margin performance.  Net income margin for the year was 10%.  Operating cash flow for fiscal year 2003 was a very strong $23 million.

From the balance sheet perspective, we currently have about $105 million in liquid assets that is available to support our continued growth, with no bank-debt and stockholder equity of $169 million.  We expect to actively pursue our acquisition program for 2004 and have reserved a major portion of our cash position for this purpose.

With regard to the NCS Pearson collection matter, we have filed suit against NCS Pearson in federal court in Minneapolis for payment of our full receivable.  We are now in the discovery phase of this proceeding.  We continue to believe firmly in our entitlement to all funds owed to us by Pearson.

Now Stuart will discuss the details of our fourth quarter financial results and review our guidance for revenue growth and earnings for first quarter 2004, and for fiscal year 2004.

We have carefully considered our business prospects and the general  market conditions in preparing our 2004 guidance we are giving today.  We have a compelling and well-respected brand in this market place and expect the company to regain its growth posture as the year progresses.

Stuart Lloyd

Chief Financial Officer

Thanks Dave and welcome everyone.   I’ll now provide the financial metrics for the 4th quarter 2003.  For full-year numbers, please refer to the financial statements in today’s earnings press release.

Revenues were $41.0 million for the quarter versus $48.3 million for the fourth quarter of 2002.

Our direct costs were $23.9 million in the quarter, compared to $28.5 million in the same period last year.

Our G&A expenses for the fourth quarter were $8.6 million compared to $9.3 million a year ago.

Our G&A headcount stood at 116 personnel as of December 31st.  Average billable headcount was 1,103 in the fourth quarter, with the utilization rate of a little under 84%.  Our annual revenue per billable person was approximately $177,500 for the quarter.  Our billable headcount on December 31st was 1,107.

As a percentage of revenue, gross profit was 41.8%, compared to 41.1% in the fourth quarter last year.

Sales and marketing expenses were $1.0 million for the current quarter compared to $1.1 million in the fourth quarter last year.

Operating income was $7.4 million compared to  $9.2 million for the fourth quarter 2002.  Our operating income margin was 17.9% for the fourth quarter 2003, compared to 19.1% for the fourth quarter 2002.

Net income in the fourth quarter was $4.7 million compared to $6.0 million in the same period last year.

The net income margin was 11.4% for the quarter compared to 12.3% in the fourth quarter 2002.

Intangible amortization in the fourth quarter 2003 was $212 thousand, compared to $214 thousand in the fourth quarter 2002.

Earnings per share in the fourth quarter were $0.17 basic and $0.16 diluted.

Our tax rate for 2003 was 37.52%.

Our voluntary turnover rate for the fourth quarter was an annualized 22%, lower than the previous quarters, but continues to be higher than we strive for.  The turnover continues to be concentrated in the one- to two-year employees.  Once employees have been with the Company for more than two years the turnover rate drops into the low single digits.

Our DSO’s were 108 days in the fourth quarter, of which 14 days are related to the outstanding receivable with NCS Pearson.

During the quarter, our mix of contracts was cost reimbursable at 18%, fixed price, 24%, time and material, 58%.  Our prime contracts were 79% of the total and we were a subcontractor 21% of the time.  Our split between federal business and state and local was 93% federal and 7% state and local.

At this time, I will spend a few moments discussing our guidance for the first quarter 2004 and our guidance for the full calendar year 2004.

Revenues for the quarter are estimated to be between $41 and $42 million dollars, and diluted EPS estimated to be 14 cents.

Revenue guidance for the full year 2004 is estimated to be between $180 and $195 million.  Estimated EPS is expected to be between 60 and 65 cents.  Our target for net income margin is 10%.

Now I’ll turn the call over to Paul Rice who will spend a few minutes to update you on the progress that we are making in addressing our key strategic markets and to talk about our pipeline.

Paul Rice

Chief Operating Officer

Hi everyone.  I’m Paul Rice, chief operating officer, and I’ll be providing an update of our perspective on general government market conditions, and present our customary set of going forward business health indicators. I’ll also take a moment to discuss the status of a couple of our more notable programs, but otherwise will refer you to our earnings release for more information on other business developments for the quarter.

We’ll start with a perspective on government technology market conditions.

Portions of the 2004 Federal Civilian agency appropriations were again delayed this year to a fairly significant extent. Funding for the majority of civilian agencies passed the congress in mid-January and was signed by the president on January 23. This was a bit different scenario from events last year in two ways: FY2004 budgets for the Department of Defense, the Department of Homeland Security, and the Legislature were passed in November of 2003, which is customary.

The remaining Civilian agency budgets, by being passed in January, were later than customary, but earlier than last year (when it was late February before they were enacted). Overall, Fiscal year 2004 IT spending maintains an emphasis on homeland security, public safety, and defense, but also provides for increases in a broader number of civilian agencies.

The President’s GFY 2005 information technology budget was presented last week.   While remaining essentially flat in overall spending (about a 1% overall growth), the 2005 budget provides for continued growth in agencies and missions related to homeland security and criminal justice.

For example, technology spending in the Department of Homeland Security and the Department of Justice is proposed to increase in excess of 8% and 6%, respectively. While this budget is a long way from being finalized, it indicates that Homeland Security and Criminal Justice remain national priorities for the application of information technology.

There is also progress still being made in Federal agencies involved in the reorganization that created the Department of Homeland Security - which became operational in March of last year (not quite to their first year anniversary). The key governance mechanisms have been implemented, the enterprise architecture has been base-lined, and what many observers take to be the first wave of major IT consolidation initiatives have been identified.

Among these are a number of key programs that are of keen interest to PEC and our industry partners. Many of these initiatives are moving forward and will become prime candidates for significant spending in late 2004 and thereafter. Our engagement on US-VISIT is one such initiative.

Our strategy has been and continues to be to position ourselves for prime contracting opportunities wherever possible, and to aggressively pursue relationships with large integrators in the Federal market on the blockbuster competitive programs which will fuel contracting activities on many fronts over the coming period. PEC brings strong, well-respected experience and credentials to these programs, and our objective is to be well positioned to make valuable and significant contributions as they develop.

Let me now turn to fourth quarter business metrics and developments.

About 91% of our revenue for the fourth quarter was derived from business with repeat customer agencies. Overall, we had 269 active engagements in 82 client organizations in the fourth quarter.

For the full year 2003, about 93% of our revenue was derived from business with repeat customer agencies.

Our largest client for the fourth quarter was the Special Projects Division of the DEA, representing about 11% of fourth quarter revenue.  No other client represented in excess of 10% of our revenues for the quarter.

Our top five and ten clients accounted for 40% and 61% of our fourth quarter revenue.

In breaking down fourth quarter, roughly 63% of our revenue derived from engagements relating to Criminal Justice, Intelligence and Homeland Security, about 21% of our revenue related to work in Defense, and 16% of our revenue related to e-government activities of civilian agencies.

Moving to full year 2003, our largest client was the Special Projects Division of the DEA, representing about 11% of 2003 revenue. No other client represented in excess of 10% of 2003 revenue.  For the year 2003, our top 5 and top 10 clients accounted for 41% and 61% of revenue.

Let me comment on a couple of important programs for a moment.

Over the fourth quarter we were engaged in initial staffing activities to launch our work for the US-VISIT program management office contract for the Border and Transportation Security (BTS) Directorate of the Department of Homeland Security. We are now moving to take organizational and staffing actions to prepare for the next phase of this engagement, which will be marked when the integration contract is awarded and gets underway later this year.

This is a very large and important program for both DHS and for PEC. We hold a five-year prime contract to support the PMO in a wide variety of activities. The contract is valued at $60 million if all options are exercised.

With regard to the Navy/Marine Corps Intranet program under the ISF team led by EDS, PEC’s program responsibilities have remained consistent with those described in our last call, although our level of effort in support of the program declined in the fourth quarter for several reasons. These included amplified seasonal labor effects, and some lingering staffing interruptions relating to the need to recruit for staff turnover.

We are continuing our actions to retain appropriate staffing strength for our prescribed duties on the program. We believe at this time that the going forward revenue contributions for our aspects of the program will be consistent the current funding levels of our task orders – or between $2.5 and $3 million per quarter.

Regarding the recent discussion of the program’s financial impact on our prime contractor EDS, our engagement with EDS is a time and materials contract, so we are not subject to the capital cost effects in the way that the prime contractor must bear.

I’ll now summarize new business activities for the quarter. In the fourth quarter of 2003 we submitted proposals valued in the amount of $166 million, and received new contract funding in the amount of $33 million.

Let’s move to a discussion of our new business pipeline, which is a measure of the business demand we see going forward.  It includes funded contract backlog as well as active and qualified new business opportunities that we anticipate have potential to generate business demand in the current year, and for the next four quarters.  We factor the value of new opportunities to reflect the probability of those engagements contributing demand in the forecast period.

Let me also remind you that this is view of the market we are presently addressing – a timely and successful outcome for each program and staffing and execution are ultimately required for PEC to realize revenue.

Unfactored pipeline for the first quarter of 2004 amounts to $48M, and factored pipeline for the first quarter is $44M.  The company’s unfactored pipeline for the full year 2004 amounts to $286M and about $177M factored.

The total unfactored life-cycle value of the pipeline amounts to about $1.1 billion, which reflects the full value of potential demand currently being addressed by our business development activity, not tied to a particular year.

In terms of the primary market sectors we address, the Unfactored pipeline full year 2004 allocates as follows:

% 2004 Unfactored

Criminal Justice and Intel	36%
Homeland Security	28%
Civilian E-government	15%
Defense	21%

That concludes my remarks and John will now get us started on your questions.

John McNeilly

Manager of Investor Relations

** QUESTIONS AND ANSWERS **

John McNeilly

Manager of Investor Relations

As a reminder, a streaming audio version of this call will be made available through our website at www.pec.com within a few hours of  today’s presentation.

In addition, starting at 7:00 p.m. this evening, a replay of this call will be available by calling 800.428.6051.  The recording will be available until February 24, 2003.  The access code is 331329.

That wraps up our review of the fourth quarter of 2003.  Thanks again for joining us.

Good night.

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